Exhibit 10.1

PROMISSORY NOTE

$12,500,000.00	July 18, 2022
(Principal Amount of Note)	(Date)

FOR VALUE RECEIVED U.S. Well Services, LLC, a Delaware limited liability company (“Maker”) promises to pay to the order of Equify Financial, LLC (“Holder”), at 777 Main Street Suite 3900, Fort Worth, Texas 76102, or such other place as Holder may from time to time designate in writing, the principal amount of Twelve Million Five Hundred Thousand and No/100 Dollars ($12,500,000.00), with interest thereon at a per annum rate equal to the Base Rate (as hereinafter defined).

As used herein, the following terms shall have the meanings set forth below:

“Base Rate” shall mean a per annum rate equal to the lesser of (i) the sum of (x) the Prime Rate plus (y) Nine and One Quarter percent (9.25%), and (ii) the Highest Lawful Rate. “Highest Lawful Rate” shall mean at the particular time in question the maximum rate of interest which, under applicable law, Holder is then permitted to charge Maker in regard to the loan evidenced by this Note. If the maximum rate of interest which, under applicable law, Holder is permitted to charge Maker in regard to the loan evidenced by this Note shall change after the date hereof, the Highest Lawful Rate shall be automatically increased or decreased, as the case may be, from time to time as of the effective date of each change in the Highest Lawful Rate without notice to Maker. For purposes of determining the Highest Lawful Rate under the applicable law of the State of Texas, the applicable rate ceiling shall be the weekly ceiling described in and computed in accordance with the provisions of Chapter 303 of the Texas Finance Code; provided, however, that in determining the Highest Lawful Rate, all fees and other charges contracted for, charged or received by Holder in connection with the loan evidenced by this Note which are either deemed interest under applicable law or required under applicable law to be deducted from the principal balance hereof to determine the rate of interest charged on this Note shall be taken into account. To the extent permitted by applicable law, Holder may from time to time substitute for the “weekly ceiling” referred to above any ceiling under Chapter 303 or any other statute and revise the rate, index, formula or provision of law used to compute the rate hereunder as provided therein.

“Note” shall mean this Promissory Note, as amended, amended and restated, substituted or otherwise modified from time to time.

“Prime Rate” shall mean for any day a per annum rate of interest equal to the “prime rate,” as published in the “Money Rates” column of The Wall Street Journal, from time to time, provided that if at any time The Wall Street Journal ceases to be published or ceases to publish such prime rate, Holder shall select a nationally recognized substitute publication comparable to The Wall Street Journal for use in determining such prime rate, and Holder shall provide written notice to Maker of any such substitution. The Prime Rate shall change effective as of the date of any change as published in The Wall Street Journal. The Prime Rate is a reference rate and does not necessarily represent the lowest or best rate actually charged to any customer of Holder.

Accrued and unpaid interest on the outstanding principal balance hereunder shall be due and payable monthly in arrears commencing on September 01, 2022 and on the 1st day of each month thereafter throughout the term of this Note (each such date being a “Payment Date”). On each Payment Date, Maker shall also tender a payment of principal in consecutive equal installments of $208,334.00, all payable to Holder at its address at 777 Main Street Suite 3900, Fort Worth, Texas 76102, being the amount necessary to fully amortize the outstanding principal balance of this Note over a 5-year amortization schedule. The outstanding principal balance of the loan made hereunder, without set-off, deduction or counterclaim, together with all accrued and unpaid interest thereon and all other amounts owing hereunder, shall be due and payable in full on August 01, 2027 (the “Maturity Date”) or upon the earlier acceleration of this Note.

Maker shall also pay to Holder on demand, on each installment (of principal and/or interest) not fully paid prior to the tenth day (or such longer period as may be required under applicable law) after its due date, a late charge equal to five percent (5%) of such overdue installment (such charge a “Late Charge”). If applicable law requires a lesser charge, however, then the maximum charge permitted by such law may be charged by Holder as the Late Charge.

With respect to any obligations outstanding hereunder after the Maturity Date or the earlier acceleration of this Note, Maker shall pay, on demand, interest on such unpaid obligations (excluding accrued and unpaid interest and Late Charges) at the maximum lawful daily rate, but, in any event, not to exceed 0.0666% per day (the “Default Rate”), in place of the Base Rate, until such obligations are indefeasibly paid in full.

Interest accruing hereunder shall be calculated on the basis of a 360 day year and for the actual number of days elapsed, unless such calculation would cause the effective interest rate to exceed the Highest Lawful Rate, in which case such calculation shall be on the basis of a 365 day year. Maker agrees to an effective rate of interest which is the rate stated in this Note plus any additional sums or charges provided for herein or incident to the transaction of which this Note forms a part which are or may be deemed to be interest under applicable law, but not to exceed the Highest Lawful Rate.

Upon nonpayment when due of any amount owing hereunder, or if default occurs under any other obligation of Maker to Holder or under any security agreement, pledge, assignment, deed of trust, or any other instrument or document executed to evidence, secure, guarantee, govern or in any way pertain to the loan evidenced by this Note or any other obligation of Maker to Holder, Holder may, at its option, without notice or demand, accelerate the maturity of the accrued and unpaid indebtedness then outstanding under this Note and declare same to be at once due and payable whereupon it shall be and become immediately due and payable. Maker, all endorsers, guarantors and any other party liable on this Note also promise and agree to pay Holder’s costs, expenses and reasonable attorneys’ fees incurred in enforcing and/or collecting this Note. Maker, all endorsers, guarantors and any other party liable on this Note waive presentment for payment, demand, protest, notice of protest and notice of nonpayment, default and dishonor, notice of intent to accelerate, notice of acceleration, and further, to the extent allowed by law, waive all benefits of valuation, appraisement and exemption laws. Holder may, without notice, extend the time of payment of this Note, postpone the enforcement hereof, grant any other indulgence, add or release any party primarily or secondarily liable hereon and/or release or change any collateral securing this Note without affecting or diminishing Holder’s right of recourse against Maker, all endorsers, guarantors and other parties liable on this Note, which right is hereby expressly reserved. As used in this Note, the term “Holder” includes any future holder of this Note. If more than one party signs this Note as Maker, the obligations of each of them shall be joint and several.

As a material inducement to Holder to advance funds or otherwise provide financial accommodations to or for the benefit of Maker and/or in consideration of Holder having previously done so, Maker agrees that in the event of any prepayment of any of Maker’s indebtedness for borrowed money now or hereafter owing to Holder under this Note, whether voluntary or involuntary, Maker shall simultaneously pay a prepayment premium equal to the sum of nineteen hundredths of one percent (0.19%) of the principal amount then being prepaid multiplied by the number of calendar months between the date of such prepayment and the Maturity Date. Any partial prepayment shall be applied first to accrued and unpaid late charges, then to any other fees or expenses payable hereunder, then to accrued and unpaid interest, with the remainder applied to reduction of principal; the amount and due date of the remaining scheduled installments shall not be affected, but the number of remaining installments will be reduced as a result of said partial prepayment.

Notwithstanding anything to the contrary in this Note or any related writing, all agreements between Maker and Holder, whether now existing or hereafter arising and whether written or oral, are hereby limited so that in no contingency, whether by reason of demand for payment or acceleration of maturity or otherwise, shall the interest contracted for, charged or received by Holder exceed the Highest Lawful Rate. The right to accelerate maturity of sums due under this Note does not include the right to accelerate any interest which has not otherwise been earned on the date of such acceleration, and Holder does not intend to charge or collect any unearned interest in the event of acceleration. If, from any circumstance whatsoever, interest would otherwise be payable to Holder in excess of the Highest Lawful Rate, the interest payable to Holder shall be reduced to the Highest Lawful Rate; and if from any circumstance Holder shall ever receive anything of value deemed interest by applicable law in excess of the Highest Lawful Rate, an amount equal to any excessive interest shall be applied to the reduction of the principal hereof and not to the payment of interest, or if such excessive interest exceeds the unpaid balance of the principal, such excess shall be refunded to Maker. All interest paid or agreed to be paid to Holder shall, to the extent permitted by applicable law, be amortized, prorated, allocated, and spread throughout the full period until payment in full of the principal (including the period of any extension or renewal hereof) so that the interest hereon for such full period shall not exceed the Highest Lawful Rate. This paragraph shall control all agreements between Maker and Holder.

The proceeds from the loan evidenced by this Note are to be used for business purposes only, and no part thereof is to be used for primarily consumer, personal, family or household purposes. Maker acknowledges and agrees that Maker’s obligations hereunder shall be secured by any security agreement, mortgage, deed of trust or pledge executed by Maker in favor of Holder, whether now existing or hereafter executed.

All the covenants, stipulations, promises and agreements in this Note made by or on behalf of Maker shall bind its successors and assigns. This Note shall be governed by and construed in accordance with the laws of the State of Texas without regard to conflicts of law principles.

THIS WRITTEN AGREEMENT AND ALL OTHER DOCUMENTS EXECUTED IN CONNECTION HEREWITH REPRESENT THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR SUBSEQUENT AGREEMENTS BETWEEN THE PARTIES. THERE ARE NO UNWRITTEN AGREEMENTS BETWEEN THE PARTIES. THIS NOTE MAY NOT BE CHANGED OR TERMINATED ORALLY.

MAKER, AS A MATERIAL INDUCEMENT FOR HOLDER TO MAKE LOANS OR OTHER FINANCIAL ACCOMMODATIONS AVAILABLE TO MAKER, HEREBY: IRREVOCABLY DESIGNATES AND APPOINTS THE TEXAS SECRETARY OF STATE OR SUCH REGISTERED AGENT AS DESIGNATED IN MAKER’S REGISTRATION FILED WITH THE TEXAS SECRETARY OF STATE AS ATTORNEY-IN-FACT AND AGENT FOR MAKER AND IN MAKER’S NAME, PLACE AND STEAD TO ACCEPT SERVICE OF ANY PROCESS WITHIN THE STATE OF TEXAS; AGREES TO THE EXCLUSIVE JURISDICTION AND VENUE OF ANY COURT LOCATED IN TARRANT COUNTY, TEXAS, REGARDING ANY DISPUTE WITH HOLDER OR ANY OF HOLDER’S OFFICERS, DIRECTORS, EMPLOYEES OR AGENTS, INCLUDING WITHOUT LIMITATION ANY MATTER RELATING TO OR ARISING UNDER THIS OR ANY OTHER EXISTING OR FUTURE AGREEMENT WITH HOLDER, PROVIDED THAT HOLDER MAY BRING SUIT IN ANY OTHER COURT HAVING JURISDICTION; WAIVES ANY OBJECTION BASED ON FORUM NON CONVENIENS AND ANY OBJECTION TO VENUE OF ANY SUCH ACTION OR PROCEEDING; WAIVES THE RIGHT TO TRANSFER THE VENUE OF ANY SUCH ACTION OR PROCEEDING; AND CONSENTS AND AGREES THAT SERVICE OF PROCESS IN ANY ACTION OR PROCEEDING BROUGHT IN ACCORDANCE HEREWITH SHALL BE GOOD AND SUFFICIENT IF SENT BY CERTIFIED MAIL, RETURN RECEIPT REQUESTED, ADDRESSED TO MAKER AT MAKER’S ADDRESS AS PROVIDED HEREIN. THE PARTIES HEREBY WAIVE ANY AND ALL RIGHTS TO A JURY TRIAL OF ANY CLAIM, CAUSE OF ACTION, COUNTERCLAIM, CROSS-CLAIM, DEFENSE OR OFFSET INVOLVING MAKER, HOLDER OR ANY OF HOLDER’S OFFICERS, DIRECTORS, EMPLOYEES OR AGENTS, OR ANY PERSON CLAIMING ANY RIGHT OR INTEREST ACQUIRED FROM, THROUGH OR UNDER ANY OF THEM; AND MAKER FURTHER HEREBY WAIVES ANY AND ALL SPECIAL, EXEMPLARY, PUNITIVE AND CONSEQUENTIAL DAMAGES IN ANY WAY ARISING OUT OF OR RELATED TO THIS AGREEMENT AND/OR THE ACTS OR OMISSIONS OF HOLDER OR ANY ASSIGNEE.

MAKER:

U.S. Well Services, LLC
By: U.S. Well Services, Inc.

By:	/s/ Kyle O’Neill
Name: Kyle O’Neill
Title: President and Chief Executive Officer

/s/ Spencer Daigle
(Witness for all Makers)